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                                                                    EXHIBIT 99.1



                         GEON NAMES THOMAS A. WALTERMIRE
                         TO CHIEF EXECUTIVE OFFICER POST

CLEVELAND, OHIO - May 6, 1999 - The Geon Company (NYSE: GON) announced today that Thomas A. Waltermire has been appointed chief executive officer, effective immediately. Waltermire, who has served as president and chief operating officer, succeeds William F. Patient, who previously announced his retirement and said he would step down as CEO at Geon's annual meeting of stockholders.

At the meeting today, the Geon Board of Directors, in accord with its succession planning, approved the recommendation of its nominating committee that Waltermire, 49, be named the second CEO in Geon's six-year history as an independent public company. Patient will continue as chairman until August, when the board is expected to appoint Waltermire to that position, completing the leadership transfer.

"For the last five years, Tom has shown the qualities of a leader," said Patient. "Tested in a series of strategically significant assignments, he more than justified the confidence placed in him. I take pleasure in knowing that this Company's future is entrusted to one who cares about Geon as much as I do - one who has been here from the start and has played a prominent role in Geon's growth and transformation."


A RECORD OF ACCOMPLISHMENT

Waltermire joined Geon as senior vice president and treasurer just prior to Geon's initial public offering in March 1993. Later that year, he was named chief financial officer, with additional responsibilities for human resources, information technology and corporate communications.

In 1997, Waltermire became chief operating officer, with oversight of Geon's operating units: compounding, specialty resin and formulators, and suspension resin and intermediates. His duties also encompassed technology and business development; quality, environment and safety; and information technology.

Early in 1998, Waltermire added the title of president. At the annual stockholder meeting last year, he was elected to the Board of Directors.

Waltermire earned a bachelor's degree in biological sciences from The Ohio State University and a master of business administration degree from Harvard University. He joined The BFGoodrich Company - which included the Geon Vinyl Division - in 1974 as a financial analyst. He held subsequent positions as assistant treasurer for corporate finance and assistant controller for planning and analysis.

In 1980, he moved to the BFGoodrich Chemical Group and became director of purchasing and feedstocks. He also served as vice president of commercial services and president of the Elastomers and Latex Division, a specialty chemical business of BFGoodrich.

In 1989, Waltermire returned to BFGoodrich corporate headquarters as vice president of investor relations and assistant to the chairman and CEO, positions he held until BFGoodrich spun off Geon as a separate company.

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A FUTURE OF GROWTH AND INNOVATION

Over the past two years, Patient and Waltermire have transformed Geon into a leading polymer technology and service company. Businesses with revenues totaling nearly $500 million in revenues have been acquired, doubling the size of Geon's performance polymers and services segment. In addition, Geon exited the commodity chemical business by joining with the OxyChem division of Occidental Petroleum Corporation to form a joint venture that includes both partners' polyvinyl chloride (PVC) suspension resin and vinyl chloride monomer businesses. Geon owns 24 percent of the joint venture, Oxy Vinyls, LP (OxyVinyls), which began operation on May 1.

The formation of OxyVinyls cleared the way for Geon to develop as an international performance polymers and services company, concentrating on operations in vinyl compounds, specialty resins and plastisol formulations, and other value-added products and services. The Company ranks as the world's largest merchant compounder of plastics and North America's leading producer of specialty resins and plastisol formulations.

Waltermire said he intends to build on this strong foundation.

"We are entering a new phase at Geon, and it will be marked by growth and innovation," he said. "We are backed by 50 years of experience with polymer technology, a broad knowledge of end markets and operating skills that are second to none. These strengths along with a solid financial position, will serve us well as we work toward our initial goal of doubling our size by the end of next year."

Geon has solid market positions, but Waltermire sees room for organic growth. Application development investment is on the rise. He has also challenged Company leaders to think creatively about new, entrepreneurial businesses in the mold of Polymer Diagnostics Inc., Geon's analytical services subsidiary, and Decillion LLC, a joint venture with Owens Corning to market a unique technology for glass fiber-reinforced PVC composites.

Waltermire plans to continue stressing growth through acquisition as well. He cited Geon's excellent track record with the acquisition and successful integration of the compounder Synergistics Industries Limited and three plastisol formulators: Plast-O-Meric, Wilflex and Adchem. Geon acquired additional compound and vinyl film businesses from OxyChem on May 1.

"We want to leverage our technology and market positions," Waltermire said. "We are seeking opportunities that will benefit from our operating expertise; for example, our skills in information systems. We have proved that we know how to run polymer service businesses, and we are eager to apply our skills to a broader range of geographies, polymer types and end markets."

The goal, Waltermire said, is to create value by building Geon into a tightly knit network of polymer services businesses that will provide customers with expert solutions to their business problems and the ideas they need to expand their opportunities.

"Building on the solid foundation we have now, we intend to create the best-run company in the polymer services industry," he said. "The Geon of the future will operate on a global scale and employ a range of polymers. We will be recognized for the depth of our market knowledge and the outstanding value we bring to our customers."

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CONTINUING A TRADITION OF SERVICE

In the style of his predecessor at Geon, Waltermire is active within the community. He is a board member of The Ohio State University Alumni Association, Greater Cleveland Growth Association, Boys & Girls Hope, Business Volunteerism Council, Inventure Place and the Vinyl Institute. He is a graduate of Leadership Cleveland.

Like other Geon employees, Waltermire volunteers regularly with Habitat for Humanity, traveling to various parts of the country to help build homes with materials donated by Geon.

Waltermire and his wife, Shirley, have three children and live in Akron.

The Geon Company is a leading North American-based polymer services and technology company with operations in PVC compounds, specialty PVC resins and other value-added products and services. Headquartered in Avon Lake, Ohio, The Geon Company and its subsidiaries employ nearly 2,000 people and have 19 manufacturing plants in the United States, Canada, England and Australia, and joint ventures in the United States, Canada, England, Australia and Singapore. Information on the Company's products and services, as well as news releases, EDGAR filings, Form 10-K, 10-Q, etc. is available on the Internet at http://www.geon.com.